                                                                  EXHIBIT (a)(8)


This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated March 21, 2000, and the related Letter of Transmittal (and any amendments or supplements thereto), and is being made to all holders of Shares. Tribune (as defined below) is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Tribune becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Tribune will make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Tribune cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state. In any jurisdiction where the securities, "blue sky" or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Tribune by Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Dealer Manager"), or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH

          UP TO A TOTAL OF 28 MILLION SHARES OF SERIES A COMMON STOCK
                           AND SERIES C COMMON STOCK

                                       OF

                            THE TIMES MIRROR COMPANY

                                       AT

                               $95 NET PER SHARE

                                       BY

                                TRIBUNE COMPANY

   Tribune Company, a Delaware corporation ("Tribune"), hereby offers to purchase up to a total of 28 million shares of Series A Common Stock, par value $1 per share (the "Series A Shares"), and Series C Common Stock, par value $1 per share (the "Series C Shares," and together with the Series A Shares, the "Shares"), of The Times Mirror Company, a Delaware corporation (the "Company"), at a purchase price of $95 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 21, 2000 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer"). The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all of the Shares by Tribune.

   THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME ON MONDAY, APRIL 17, 2000, UNLESS THE OFFER IS EXTENDED.

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST 15 MILLION SHARES ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION") AND
(II) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED. THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THE OFFER TO PURCHASE. SEE
SECTION 14 OF THE OFFER TO PURCHASE.

   THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER (AS DEFINED BELOW), AND THE MERGER AGREEMENT (AS DEFINED BELOW), DETERMINED THAT THE TERMS OF EACH ARE ADVISABLE, FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS WHO DESIRE CASH AT THIS TIME FOR THEIR SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

   To the extent that more than 28 million Shares are tendered in the Offer, Tribune will purchase 28 million of such Shares on a pro rata basis (with appropriate adjustments to avoid purchase of fractional shares) based on the number of Shares properly tendered by each stockholder prior to or on the Expiration Date (as defined below), and not withdrawn.

   The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 13, 2000 (the "Merger Agreement"), between Tribune and the Company, pursuant to which, following the consummation of the Offer and in accordance with the Delaware General Corporation Law, and subject to the satisfaction or waiver of certain conditions, including approval of stockholders of Tribune and the Company, the Company will be merged with and into Tribune (the "Merger"), with Tribune continuing as the surviving corporation. At the effective time of the Merger (the "Effective Time"), subject to the next sentence, each Share issued and outstanding immediately prior to the Effective Time (other than any Shares held by the Company, Tribune or any wholly owned subsidiary of Tribune, and other than Shares, if any, held by stockholders who validly perfect appraisal rights which may be available under Delaware law with respect to the Series C Shares) will be converted into the right to receive 2.5 shares of common stock, no par value, of Tribune (together with the associated preferred share purchase rights). In addition, if fewer than 28 million Shares are purchased in the Offer, Tribune may purchase Shares for cash in the open market following the Offer, or the Company's stockholders may elect to receive $95 in cash for each Share in the Merger up to the balance of the 28 million Shares. The Merger Agreement is more fully described in the Offer to Purchase.

   For purposes of the Offer, Tribune will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to Tribune and not properly withdrawn if, as and when Tribune gives oral or written notice to First Chicago Trust Company of New York, the depositary for the Offer (the "Depositary"), of Tribune's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Tribune and transmitting payment to validly tendering stockholders. Under no circumstances will interest on the purchase price for Shares be paid by Tribune, regardless of any extension of the Offer or any delay in making such payment. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing Shares (the "Share Certificates") or timely confirmation of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company ("DTC") pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), delivered with the Offer to Purchase, properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer of Shares and (iii) any other documents required by the Letter of Transmittal.

   Tribune has agreed in the Merger Agreement not to extend the period of time during which the Offer is open without the consent of the Company, provided that Tribune may, without the Company's consent, extend the Offer from time to time, but in no event for more than 20 days, if at the then-scheduled Expiration Date (as defined below) any of the conditions specified in Section 14 of the Offer to Purchase has not been satisfied or earlier waived, and thereby delay acceptance for payment of and payment for any Shares, by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as practicable by public announcement thereof, and such announcement will be made no later than 9:00 a.m., eastern time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. The term "Expiration Date" means 12:00 midnight, eastern time, on Monday, April 17, 2000, unless and until Tribune, subject to the terms of the Merger Agreement, shall have further extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the time and date at which the Offer, as so extended by Tribune, shall expire.

   Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date. In order for a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and (if Share Certificates have been tendered) the name of the registered holder of the Shares as set forth in the Share Certificate, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, unless the Shares have been tendered by an Eligible Institution (as defined in the Offer to Purchase), the tendering stockholder must submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares and otherwise comply with DTC's procedures, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in this paragraph. Withdrawals of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer, but may be tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3 of the Offer to Purchase. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Tribune, in its sole discretion, whose determination shall be final and binding.

   THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF THE STOCKHOLDERS OF THE COMPANY OR ANY OFFER TO SELL OR SOLICITATION OF OFFERS TO BUY TRIBUNE COMMON STOCK OR OTHER SECURITIES. ANY SUCH SOLICITATION WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS PURSUANT TO THE REQUIREMENTS OF
SECTION 14 (a) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT") AND ANY SUCH OFFER WILL BE MADE ONLY THROUGH A REGISTRATION STATEMENT AND PROSPECTUS PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, WHICH PROSPECTUS WILL ALSO CONSTITUTE A PROXY STATEMENT FOR THE MEETING OF THE STOCKHOLDERS OF THE COMPANY RELATING TO THE MERGER.

   Tribune has agreed not to provide a subsequent offering period during which the Company's stockholders who do not tender in the Offer would have another opportunity to tender at the same price. Those stockholders will have to wait until the Merger is completed to receive Tribune stock and/or cash consideration.

   The information required to be disclosed pursuant to Rule 14d-6(d)(1) of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase, and is incorporated herein by reference.

   The Company has provided Tribune with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal and, if required, other relevant materials will be mailed to record holders of Shares whose names appear on the stockholder list, and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

   THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

   Questions and requests for assistance may be directed to the Dealer Manager or the Information Agent at their respective telephone numbers and addresses listed below. Additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be obtained at Tribune's expense from the Information Agent. Tribune will not pay any fees or commissions to any broker, dealer or other person other than the Information Agent for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the offer is:

                                   GEORGESON
                                  SHAREHOLDER
                             COMMUNICATIONS, INC.

                          17 State Street, 10th Floor
                            New York, New York 10004
                 Banks and Brokers Call Collect: (212) 440-9800
                   All Others Call Toll Free: (800) 223-2064

                      The Dealer Manager for the Offer is:

                              MERRILL LYNCH & CO.

                             World Financial Center
                                  North Tower
                         New York, New York 10281-1305
                         (212) 236-3790 (Call Collect)

March 21, 2000